Exhibit 10.1
April 8, 2025

Meenal Sethna
c/o Littelfuse, Inc.
6133 N. River Road, Suite 500
Rosemont IL  60018

Dear Meenal:
This letter agreement (this “Letter Agreement”) memorializes our recent discussions regarding the terms and conditions of your separation from service with Littelfuse, Inc. (the “Company”).

Separation from Service

You and the Company hereby mutually agree that you will separate from employment with the Company on September 1, 2025 (the “Separation Date”).  As of the Separation Date, you hereby resign as Chief Financial Officer of the Company and from all other offices, positions, and directorships that you hold with the Company or with any of its affiliates.  You and the Company agree that for purposes of the Company’s Executive Severance Policy (the “Severance Policy”), your termination of employment on the Separation Date will be treated as a termination by the Company without Cause (as defined in the Severance Policy).  You agree to promptly execute any other reasonable and lawful documents and take any reasonable and lawful actions as reasonably requested by the Company or any of its affiliates to effectuate or memorialize your termination of employment and the resignations contemplated by this paragraph.

Severance Benefits

Subject to your execution and non-revocation of the Separation and Release Agreement set forth as Annex A hereto (the “Release”) within such time period as ensures that the Release is effective and irrevocable as of 55 days following the Separation Date, the Company will provide you with the severance payments and benefits set forth on Annex B hereto (collectively, the “Severance Benefits”).  You acknowledge and agree that you have no rights to severance payments and benefits under the Severance Policy or otherwise other than the Severance Benefits.  If you do not execute, or if you revoke, the Release, you will forfeit your rights under the Severance Policy, including to the Severance Benefits.

Restrictive Covenants

You acknowledge and agree that any confidentiality, cooperation or other restrictive covenants to which you are subject, including, without limitation, those set forth in the Confidentiality and Inventions Agreement between you and the Company, dated May 27, 2015 (the “Confidentiality Agreement”), remain in full force and effect.

Indemnification

Following the Separation Date, the Company will continue to indemnify you against any actual or threatened action, suit or proceeding and to provide you with directors’ and officers’ insurance coverage through the Company’s existing directors’ and officers’ insurance policy, with respect to your services as an executive officer of the Company and its subsidiaries prior to the Separation Date, to the maximum extent that such indemnification and directors’ and officers’ insurance coverage is provided to any person who is an executive officer of the Company or any of its subsidiaries.

Taxes; Section 409A

All payments hereunder shall be subject to applicable tax withholding.  It is the intent of the parties that any amounts payable under this Letter Agreement shall be exempt from or otherwise comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and each payment under this Letter Agreement shall be treated as a separate payment for purposes of Section 409A of the Code.  The parties intend that the terms and provisions of this Letter Agreement shall be interpreted and applied in a manner that satisfies the requirements and exemptions of Section 409A of the Code and, to the maximum extent permitted, this Letter Agreement shall be interpreted so as to comply with Section 409A of the Code.  With respect to any provision of this Letter Agreement that provides for reimbursement of costs and expenses, the right to reimbursement or benefits may not be exchanged for any other benefit, and the amount of expenses eligible for reimbursement (or in-kind benefits paid) in one year shall not affect amounts reimbursable or provided as in-kind benefits in any subsequent year.  All expense reimbursements paid pursuant to this Letter Agreement that are taxable income to you shall in no event be paid later than the end of the calendar year next following the year in which you incur the expense.

Miscellaneous

This Letter Agreement will be binding upon, inure to the benefit of, and be enforceable by, as applicable, the parties hereto and their respective personal or legal representatives, successors, assigns, heirs, and legatees.  Neither party shall assign, transfer or subcontract this Letter Agreement or any of its obligations hereunder without the other party’s express, prior written consent.  Notwithstanding the foregoing, the Company may assign this Letter Agreement, subject to its terms, to a successor to the Company by merger or other business combination or to a purchaser of all, or substantially all, of the Company’s assets so long as any such assignee agrees in writing to be bound by the terms of this Letter and the Annexes hereto.  Nothing herein precludes you from voluntarily terminating employment, or the Company from terminating your employment for Cause, prior to the Separation Date, it being understood that in such cases you will not be entitled to benefits under the Severance Policy or hereunder.

This Letter Agreement (including the Release) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous representations, proposals, discussions, and communications, whether oral or in writing with respect to the subject matter hereof (but not, for the avoidance of doubt, the Confidentiality Agreement).  This Letter Agreement will be governed by and construed in accordance with the laws of the State of Illinois, without reference to principles of conflict of laws.  The parties hereto irrevocably agree to submit to the jurisdiction and venue of the courts of the State of Illinois in any action or proceeding brought with respect to or in connection with this Letter Agreement.  This Letter Agreement may not be amended or modified other than by a written agreement executed by the parties hereto.

Please indicate your agreement with the terms set forth herein by your signature below.

[Signature page follows]

2

Sincerely yours,

LITTELFUSE, INC.

/s/ Maggie Chu
Maggie Chu Chief Human Resources Officer

Acknowledged and Agreed:

/s/ Meenal Sethna
Meenal Sethna

[Signature Page to Letter Agreement]

Annex B

Severance Benefits

The Severance Benefits consist of the following:

1.
A lump sum payment of $1,781,766.45, payable on the 60th day following the Separation Date, in full satisfaction of the Company’s obligations under paragraph (a) of the “Severance Benefits” section of the Severance Policy;

2.
Accelerated vesting, as of the date the Separation and Release Agreement becomes effective, of 50% of the restricted stock units granted to you on January 23, 2025 (you acknowledge that the remaining 50% of such units are forfeited, as of the Separation Date);

3.
A prorated 2025 annual incentive plan bonus determined by the Company in accordance with paragraph (b) of the “Severance Benefits” section of the Severance Policy, provided that the Company hereby agrees that in no event will your score for the individual performance component of the bonus determination be below target;

4.
Continuation of your financial planning services through the end of 2025, with respect to which you will be entitled to reimbursement for up to $12,000 of expenses in respect of such year, and an annual executive physical exam for 2025 (on the same terms applicable to actively employed executives);

5.	Outplacement benefits in accordance with clause (v) of the applicable paragraph of the “Severance Benefits” section of the Severance Policy; and

6.
In the event you become eligible for and timely elects continuation coverage under the Company’s medical plan pursuant to the Consolidated Omnibus Budget Reconciliation Act or similar state law (“COBRA Coverage”), the Company will pay the monthly cost of the first 18 months of such COBRA Coverage (“COBRA Subsidy Period”) provided you have not become eligible for medical coverage through another employer (including a spouse’s employer) or has become ineligible for COBRA Coverage.  You agree to advise the Company’s US Benefits Manager (6133 N River Road, Floor 5, Rosemont, IL 60018) in writing within 14 days of learning of your eligibility for medical coverage through another employer.  Regardless of whether you elect to enroll in the other employer’s medical coverage, upon eligibility for medical coverage through another employer all further payments of the COBRA Subsidy as provided herein shall cease to be payable.  If you remain eligible for COBRA Coverage under the Company’s medical plan either beyond the COBRA Subsidy Period or, if earlier, the date payments of the COBRA Subsidy cease to be payable due to eligibility for other coverage, then you remain responsible for timely payment of all COBRA premium due for any COBRA Coverage for which you may be eligible under the Company’s medical plan.  You acknowledge that the COBRA Coverage attributable to your termination of employment with the Company allows you to enroll in an insurance marketplace exchange under the Affordable Care Act (“Exchange”) during a special enrollment period and further acknowledge that absent another special enrollment event allowing you to enroll in an Exchange following the COBRA Subsidy Period (or any earlier cessation of COBRA Subsidy payments), you will not be able to enroll in an Exchange until the Exchange’s next open enrollment period.  Failure to pay COBRA premiums for any COBRA Coverage for which you are otherwise eligible is not a special event allowing an individual to enroll in an Exchange.   In addition, to the extent permissible under law and the terms of the applicable plan, the Company will continue during the COBRA Subsidy Period (or, if earlier, until you become eligible for comparable coverage through another employer (including a spouse’s employer)) to make available dental and vision coverage of the same type you receive today (subject to changes to such coverage that apply to participants generally) at a cost to you no greater than the cost borne by active employees for such coverage.

B-1